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Exhibit 21.1

KAPSTONE PAPER AND PACKAGING CORPORATION
SUBSIDIARIES OF THE COMPANY

Consolidated Subsidiaries	Organized Under Laws of	Percentage Ownership
KapStone Kraft Paper Corporation	Delaware	100%
KapStone Charleston Kraft, LLC	Delaware	100%
KapStone Container Corporation	Georgia	100%
Longview Fibre Paper and Packaging, Inc	Washington	100%
KapStone Europe SPRL	Belgium	100%
KapStone Asia Limited	Hong Kong	100%

        The mill located in Cowpens, South Carolina is owned by KapStone Container Corporation and does business as KapStone Kraft Paper Corporation.

        The mill located in Longview, Washington is owned by Longview Fibre Paper and Packaging, Inc. and does business as KapStone Kraft Paper Corporation. Seven converting facilities located in the Pacific Northwest are owned by Longview Fibre Paper and Packaging Inc. and do business as KapStone Container Corporation.

Non-Consolidated Subsidiaries

        None

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  Exhibit 21.1
KAPSTONE PAPER AND PACKAGING CORPORATION SUBSIDIARIES OF THE COMPANY